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                      Filed pursuant to Rule 424 (b) (5):
                        File No. 33-65293

     Pricing Supplement No. 12 dated June 1, 1999 (to Prospectus Supplement dated May 19, 1997 and Prospectus dated May 19, 1997).

                                  XTRA, Inc.

                          Series C Medium-Term Notes

                         Due From 9 Months to 30 Years
                              From Date of Issue

                           Guaranteed as to Payment
                            of Principal, Premium,
                            if any, and Interest by

                               XTRA Corporation
                       --------------------------------

Original Issue Date:                  June 4, 1999

Principal amount:                     $10,000,000.00

Book Entry:                           DTC CUSIP# 98413T DN 8

Certificated:                         N/A

Interest Rate (if fixed rate):        N/A

Stated Maturity:                      June 4, 2002

Issue price (as a percentage of principal amount):   99.65

Selling Agent's commission (%):  .35%

Purchasing Agent's discount or commission (%):     N/A

Net Proceeds to the Company (%):       $9,965,000.00

Initial Redemption Date (if any):      6/4/02

Redemption Prices:                     100.00

Interest Payment Dates:    Monthly on the 4th day of each month

Regular Record Dates:    15 days prior to the Interest Payment Date
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Floating Rate Notes:

     Interest Rate basis (if floating):

     ____  Commercial Paper
     ____  Prime Rate
       X   LIBOR     (TELE 3750)
     ----
     ____  Treasury Rate
     ____  CD Rate
     ____  Federal Funds Rate
     ____  Other

     Index Maturity:   1 Month

     Spread:  61 basis points

     Spread Multiplier:  N/A

     Maximum Interest Rate:  N/A

     Minimum Interest Rate:  N/A

     Interest Reset Date:  Monthly on the 4th day of each month

     Initial Interest Rate:       5.565%  (to be used for the Initial Interest
                                  Payment due July 4, 1999)

     Interest Determination Date (s):  2 London/NY business days prior to the
                                       Interest Reset Date

     Calculation Date (s):    Same as Interest Determination Date

     Calculation Agent:  State Street Bank

Use of Proceeds:

          The proceeds of the Note will be used to repay in part outstanding short-term commercial paper obligations, supported by a Revolving Credit and Term Loan Agreement with Bank of America, National Trust and Savings Association, as Agent. The maturity date of the revolving period under the Revolving Credit Agreement is June 30, 1999, with final maturity of the term period on June 30, 2004. The current interest rate on borrowings to be repaid is 5.05%. Borrowings being repaid will be used to finance capital expenditures and general working capital needs.

Clarification:

          The Second Supplemental Indenture referred to in the Prospectus Supplement dated as of May 19, 1997 among XTRA, Inc., XTRA Corporation, as Guarantor, and State Street Bank and Trust Company, as Trustee, is dated as of May 16, 1997.